Exhibit 3.1

Delaware	Page 1
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE RESTATED CERTIFICATE OF “THE PRAETORIAN GROUP, INC.”, FILED IN THIS OFFICE ON THE TWENTY-FIRST DAY OF JUNE, A.D. 2018, AT 6:22 O’CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

/s/ Jeffrey W. Bullock
Jeffrey W. Bullock, Secretary of State
6600282 8100
SR# 20185300062
Authentication: 202960460
Date: 06-26-18
You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware
Secretary of State
Division of Corporations
Delivered 06:22 PM 06/21/2018
FILED 06:22 PM 06/21/2018
SR 20185300062 - File Number 6600282

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

THE PRAETORIAN GROUP, INC.

Gerard Marrone hereby certifies that:

1.    The date of filing of the original Certificate of Incorporation of this corporation with the Secretary of State of the State of Delaware was November 1, 2017.

2.     He is the duly elected and acting Chief Executive Officer of The Praetorian Group, Inc.

3.     The Amended and Restated Certificate of Incorporation has been duly adopted by the corporation’s board of directors in accordance with Sections 242 and 245 of the Delaware General Corporation Law and by the written consent of the Corporation’s stockholders in accordance with Section 228 of the Delaware General Corporation Law, as amended (the “DGCL”).

4.     The Amended and Restated Certificate of Incorporation is hereby amended and restated to read as follows;.

ARTICLE I

The name of the corporation is The Praetorian Group, Inc.

ARTICLE II

The address of the registered office of the corporation in the State of Delaware is 1013 Centre Road, Suite 403S, Wilmington, Delaware 19805, County of New Castle, and the name of the registered agent of the corporation in the State of Delaware at such address is Blumberg Excelsior Corporate Services, Inc.

ARTICLE III

The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the DGCL. In addition to the powers and privileges conferred upon the corporation by law and those incidental thereto, the corporation shall possess and may exercise all the powers and privileges that are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the corporation. The corporation is to have a perpetual existence.

ARTICLE IV

A. The corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the corporation is authorized to issue is 500,000,000, of which 100,000,000 shares shall be designated as Common Stock, having a par value per share of $0.0001, and 400,000,000 shares shall be designated as Preferred Stock, having a par value per share of $0.0001. The number of authorized shares of Common Stock or Preferred Stock may, without a class vote, be increased or decreased (but not below the number of shares thereof then outstanding) from time to time by the affirmative vote of the holders of at least a majority of the voting power of the corporation’s then outstanding Common Stock entitled to vote generally in the election of directors, voting together as a single class, without a separate vote of the holders of Preferred Stock, or any series thereof, irrespective of the provisions of Section 242(b)(2) of the DGCL or any successor provisions thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation (as defined below). The corporation has the authority to create and issue rights, warrants, options and similar instruments entitling the holders thereof to purchase shares of any class or series of the corporation’s capital stock or other securities of the corporation, and such rights, warrants, options and similar instruments shall be evidenced as approved by the corporation’s board of directors. The board of directors is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants, options or similar instruments; provided, however, that the consideration to be received for any shares of capital stock subject thereto may not be less than the par value thereof.

B. Definitions. For purposes of this Amended and Restated Certificate of Incorporation:

1.    “Allocable Net Proceeds” means, as of any date, unless otherwise specified in the corresponding Preferred Stock Designation, with respect to any Disposition Event, an amount, if any, equal to the fair value, as determined in good faith by the board of directors, of what remains of the gross proceeds of such Disposition Event to the corporation after any payment of, or reasonable provision for, (a) any taxes payable by the corporation in respect of such Disposition Event or in respect of any resulting dividend or redemption pursuant to Section D of this Article IV (or that would have been payable but for the utilization of tax benefits attributable to any other segment or business unit of the corporation other than the applicable Underlying Assets), (b) any transaction costs, including, without limitation, any legal, investment banking and accounting fees and expenses, and (c) any liabilities and other obligations (contingent or otherwise) of, or attributed to, the corresponding Underlying Assets, including, without limitation, any liabilities for deferred taxes, any indemnity or guarantee obligations incurred in connection with the Disposition Event or any liabilities for future purchase price adjustments.

2.    “Attributable Earnings” means, for any period and any series of Preferred Stock, unless otherwise specified in the corresponding Preferred Stock Designation, the net earnings of the corresponding Underlying Assets for such period determined on a basis consistent with the determination of the net earnings of such Underlying Assets for such period as reflected in the financial statements of the corporation, including the income and expenses of the corporation attributed to the operations of such Underlying Assets on a substantially consistent basis (including, without limitation, corporate administrative costs, net interest, income taxes and any applicable share of a Covered Amount with respect to another series of Preferred Stock); provided, however, that to the extent the corporation is unable to enforce its ownership rights with respect to one or more Underlying Asset(s) as a result of any Debtor Relief Laws, and as a consequence thereof the corporation does not receive all earnings from the corresponding Underlying Asset or Assets that the corporation would have otherwise been entitled to receive absent such Debtor Relief Laws, then any shortfall of earnings that the corporation would have otherwise been entitled to receive absent such Debtor Relief Laws (each, a “Covered Amount”) shall be deemed to be included in the earnings for purposes of calculating the applicable Attributable Earnings with respect to the corresponding Underlying Asset and such Covered Amount shall be deemed to be a general expense of the corporation proportionately attributable to each series of the corporation’s outstanding capital stock.

3.    “Common Stock Available Dividend Amount” means, as of any date, an amount equal to the excess of the total assets of the corporation legally available for distribution pursuant to the DGCL, less the Preferred Stock Available Dividend Amounts for all then outstanding series of Preferred Stock.

4.     “Debtor Relief Laws” means Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief statute, law, ordinance, rule or regulation of the United States of America, any State thereof or the District of Columbia, or other applicable jurisdictions from time to time in effect.

6.    “Determination Date” means the date designated by the board of directors for determination of any event pursuant to this Amended and Restated Certificate of Incorporation.

7.    “Disposition Event” means the sale, transfer, exchange, assignment or other disposition (whether by merger, consolidation, sale or contribution of assets or stock or otherwise) by the corporation or any of its affiliates, in one transaction or a series of related transactions, of an Underlying Asset, or as applicable, all or substantially all of the assets of an Underlying Asset, or any of the corporation’s or any such affiliate’s interests therein, to one or more persons or entities.

8.    “Fair Value” means, as of any date, the fair value thereof, as determined by an independent investment banking, financial advisory or other valuation or appraisal firm experienced in the valuation of such securities or property selected in good faith by the board of directors of the corporation or a committee thereof (“Appraisal Firm”), provided, however, that to the extent that the board of directors determines in its good faith judgment that a series of the corporation’s capital stock does not have and cannot reasonably be expected to have in the future any material value in terms of assets attributable to such series, including but not limited to any material future real estate income or assets, then such fair value for such series of capital stock may be determined by the board of directors in their good faith judgment alone. Any such fair value determination for any series of capital stock will be made, whether by any Appraisal Firm or the board of directors, based on the contractual value of the assets related to the applicable series of capital stock, and shall not include any discount for lack of marketability or liquidity or any minority interest discount (including that such series may not have rights, contractually or otherwise, to receive dividends).

9.    “Underlying Assets” means collectively, as of any date, with respect to any series of Preferred Stock, unless otherwise specified in the corresponding Preferred Stock Designation, (a) all assets, liabilities and businesses of the corporation to the extent attributed to the real estate or other assets held by the corporation associated with such series of Preferred Stock as of such date, (b) all assets, liabilities and businesses contributed, allocated or transferred to the corporation in connection with such real estate or other assets (including the net proceeds of any issuances, sales or incurrences in connection with such real estate or assets, or indebtedness of the corporation incurred in connection with such real estate or assets), in each case, after the date hereof and as determined by the board of directors, and (c) the proceeds of any disposition of any of the foregoing.

10.    “Preferred Stock Available Dividend Amount” means, as of any date, with respect to any series of Preferred Stock, unless otherwise specified in the corresponding Preferred Stock Designation, an amount equal to the excess of (a) the total assets of the corresponding Underlying Assets as of such date less the total liabilities of such Underlying Assets as of such date, over (b) the aggregate par value of, or any greater amount determined to be capital in respect of, all outstanding shares of such series of Preferred Stock.

C. Common Stock. All shares of Common Stock shall be identical and each share shall entitle the holder thereof to the same powers, preferences, qualifications, limitations, privileges and other rights provided under each other share. No holder of shares of Common Stock shall be entitled to preemptive or subscription rights. Holders of shares of Common Stock shall have one vote per share of Common Stock held by them. Except as otherwise required by law or this Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation), at any annual or special meeting of the stockholders of the corporation, the holders of Common Stock shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders, and shall vote together as a single class on all such matters. Notwithstanding the foregoing, except as otherwise required by law or this Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation), the holders of Common Stock shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation).

1.   Subject to the rights, if any, of the holders of any outstanding series of Preferred Stock, the holders of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the corporation) when, as and if declared thereon by the board of directors, in its sole discretion, from time to time, but only out of the lesser of (a) the assets of the corporation legally available therefor, and (b) the Common Stock Available Dividend Amount, and shall share ratably in proportion to the number of shares of Common Stock held by them in all such dividends and distributions.

2.    Subject to and qualified by the rights of the holders of any Preferred Stock, in the event of a voluntary or involuntary liquidation, dissolution, distribution of assets or winding up of the corporation, after payment or provision for payment of the debts and other liabilities of the corporation, and after the holders of Preferred Stock have received the amounts owed and available for distribution to them as provided by Section D below, the holders of Common Stock shall be entitled to receive all the remaining assets of the corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them.

D. Preferred Stock Shares of Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated herein, or in the resolution or resolutions providing for the establishment of such series adopted by the board of directors of the corporation as hereinafter provided, and set forth in a certificate of designations filed pursuant to the DGCL (with respect to each such series, the “Preferred Stock Designation”). Authority is hereby expressly granted to the board of directors to issue, from time to time, shares of Preferred Stock in one or more series. In connection with the establishment of any such series, the Preferred Stock Designation shall fix the designation of and the number of shares comprising such series, and such voting powers, full or limited, or no voting powers, and such other powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions thereof, if any, including without limitation dividend rights, mandatory and optional redemptions and liquidation rights, as shall be stated in such Preferred Stock Designation, all to the fullest extent permitted by the DGCL and not inconsistent with the other provisions of this Amended and Restated Certificate of Incorporation. Without limiting the generality of the foregoing, the Preferred Stock Designation may, to the extent permitted by law, provide that such series shall be superior to, rank equally with or be junior to any other series of Preferred Stock. The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations and restrictions thereof, if any, may be different from those of any other class or series of capital stock at any time outstanding. Except as otherwise expressly provided in the Preferred Stock Designation, no vote of the holders of shares of Preferred Stock (or any series of Preferred Stock) shall be a prerequisite to the issuance of any shares of any series of Preferred Stock authorized in accordance with this Amended and Restated Certificate of Incorporation. No holder of shares of Preferred Stock shall be entitled to preemptive or subscription rights.

1. No Voting Rights, Except as otherwise provided in this Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation) and as otherwise required by law, holders of shares of Preferred Stock shall have no voting rights.

2.    Dividends and Distributions. To the extent specified in this Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation) the holders of any series of Preferred Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the corporation) in such amount or amounts when, as and if declared thereon by the board of directors, in its sole discretion, from time to time, but only out of the lesser of (a) the assets of the corporation legally available therefor, and (b) the Preferred Stock Available Dividend Amount applicable to such series of Preferred Stock, and shall share ratably in proportion to the number of shares of such series of Preferred Stock held by them in all such dividends and distributions.

3.    Liquidation, Dissolution, or Winding Up of the Corporation; Disposition Events.

(a)       In the event of a voluntary or involuntary liquidation, dissolution, distribution of assets or winding up of the corporation, after payment or provision for payment of the debts and other liabilities of the corporation, the holders of shares of each series of Preferred Stock outstanding shall be entitled to receive (i) all dividends and other distributions declared on such series of Preferred Stock by the board of directors but not yet paid, plus (ii) an amount equal to the total assets of the corresponding Underlying Assets related to that series of Preferred Stock less the total liabilities of such Underlying Assets, in each case ratably in proportion to the number of shares of such series of Preferred Stock held by them; but in such event such holders shall not be entitled to any additional amounts.

(b)       If upon any such voluntary or involuntary liquidation, dissolution, distribution of assets or winding up of the corporation, after payment or provision for payment of the debts and other liabilities of the corporation, the assets of the corporation remaining for distribution to holders of Preferred Stock shall be insufficient to pay to each holder of shares of Preferred Stock the full amount to which such holder is entitled pursuant to Section D(3)(a), then all holders of Preferred Stock, with each series of Preferred Stock ranking pari passu for such purpose, shall share ratably in each distribution of the remaining assets and funds of the corporation, in proportion to the respective amounts that would otherwise have been payable to such holders upon such distribution if the respective amounts to which such holders were entitled pursuant to Section D(3)(a) were being paid in full.

(c)      Unless otherwise specified in the corresponding Preferred Stock Designation, in the event of a Disposition Event, on or prior to the 120th day following the consummation of such Disposition Event, the corporation, as determined by the board of directors in its sole discretion, may:

(i)       declare and pay a dividend in cash, property or capital stock of the corporation, or any combination thereof, to the holders of shares of the corresponding series of Preferred Stock, with an aggregate Fair Value equal to the Allocable Net Proceeds of such Disposition Event as of the Determination Date, with such dividend to be paid in accordance with the applicable provisions of Section D(3)(b);

(ii)       if such Disposition Event involves all or substantially all of the Underlying Assets corresponding to such series of Preferred Stock, redeem all outstanding shares of such series of Preferred Stock for cash, securities (other than shares of the applicable series of Preferred Stock) or other assets, or any combination thereof, with an aggregate Fair Value equal to the Allocable Net Proceeds of such Disposition Event, such aggregate amount to be allocated among all shares of such series of Preferred Stock outstanding as of the Determination Date on an equal per share basis, subject to the provisions of this Section D(3)(c); or

(iii)      combine all or any portions of clauses (i) or (ii) above on a pro rata basis among all holders of such series of Preferred Stock.

E.  Subject to the requirements of applicable law, the corporation shall have the power to issue and sell all or any part of any shares of any class or series of capital stock herein or hereafter authorized, to such persons, and for such consideration, as the board of directors shall from time to time, in its sole discretion, determine, whether or not greater consideration could be received from issuing or selling to other persons or from issuing or selling other securities. Subject to the requirements of applicable law, the corporation shall have the power to purchase all or any part of any shares of any class or series of capital stock herein or hereafter authorized, from such persons, and for such consideration, as the board of directors shall from time to time, in its sole discretion, determine, whether or not less consideration could be paid by purchasing from other persons or by purchasing other securities.

F.  Designation — Pax Coin. The board of directors hereby establishes a new series of Preferred Stock, which shall be designated as the Pax Coin series of Preferred Stock. Pursuant to the authority granted to and vested in the board of directors in this Amended and Restated Certificate of Incorporation, the board of directors hereby fixes the (a) the designation of the Preferred Stock as indicated opposite “DESIGNATION” below, (b) number of authorized shares of such Preferred Stock as indicated opposite “AUTHORIZED SHARES” below, (c) Underlying Assets for such Preferred Stock as indicated opposite “UNDERLYING ASSETS” below, (d) voting powers of the Preferred Stock as indicated opposite “VOTING POWERS” below, (e) dividend rights of the Preferred Stock as indicated opposite “DIVIDENDS” below, (f) liquidation rights of the Preferred Stock as indicated opposite “LIQUIDATION” below, (g) rights of the Preferred Stock as a result of a Disposition Event as indicated opposite “DISPOSITION EVENT,” and (h) transfer restrictions applicable to such Preferred Stock opposite “TRANSFER RESTRICTIONS” below:

DESIGNATION:	Pax Coin

AUTHORIZED SHARES:	100,000,000 shares, or “Pax Coins”

UNDERLYING ASSETS:	(i) All assets, liabilities and businesses of the corporation to the extent attributed to the real estate owned by the corporation, either directly or indirectly through a wholly-owned subsidiary or subsidiaries (the “Pax Real Estate Portfolio”), (ii) all assets, liabilities and businesses acquired or assumed by the corporation for the account of the Pax Real Estate Portfolio, or contributed, allocated or transferred to the corporation in connection with the Pax Real Estate Portfolio (including the net proceeds of any sales or incurrences in connection with the Pax Real Estate Portfolio, or indebtedness incurred in connection with the Pax Real Estate Portfolio), after the date hereof and as determined by the board of directors, and (iii) the proceeds of any disposition of any of the foregoing.

VOTING POWERS:	None

DIVIDEND:	The Pax Coin series is designed to reflect the economic performance of the Pax Real Estate Portfolio. Provided the Pax Real Estate Portfolio successfully generates revenue, holders of Pax Coins will be entitled to receive dividends when and if declared by the board of directors in its sole discretion pursuant to Section D(2) of this Amended and Restated Certificate of Incorporation. For the avoidance of doubt, holders of Pax Coins do not possess a right to receive a minimum dividend payment amount. However, as holders of Pax Coins are Preferred Stockholders, they may have priority over Common Stockholders if and when a dividend is paid by the Company.

LIQUIDATION:	In the event of a voluntary or involuntary liquidation, dissolution, distribution of assets or winding up of the corporation, after payment or provision for payment of the debts and other liabilities of the corporation, the holders of outstanding Pax Coins shall be entitled to receive, if such amounts are available, in full or sufficient for partial satisfaction at the time of the event of a voluntary or involuntary liquidation, dissolution, distribution of assets or winding up of the corporation: (A) all dividends and other distributions declared on such series by the board of directors but not yet paid, plus (B) an amount equal to the number of Pax Coins outstanding multiplied by $5, in each case ratably in proportion to the number of Pax Coins held by them; but in such event such holders shall not be entitled to any additional amounts.

If upon any such voluntary or involuntary liquidation, dissolution, distribution of assets or winding up of the corporation, after payment or provision for payment of the debts and other liabilities of the corporation, the assets of the corporation remaining for distribution to holders of Pax Coins shall be insufficient to pay to each holder the full amount to which such holder is entitled hereunder, then all holders of Pax Coins shall share ratably in each distribution of the remaining assets and funds of the corporation, in proportion to the respective amounts that would otherwise have been payable to such holders upon such distribution if the respective amounts to which such holders were entitled hereunder was being paid in full.

DISPOSITION EVENT:	On or prior to the 120th day following the consummation of a Disposition Event, the corporation, as determined by the board of directors in its sole discretion, may:

(A) declare and pay a dividend in cash, property or capital stock of the corporation (including additional Pax Coins), or any combination thereof, to the holders of Pax Coins, with an aggregate Fair Value equal to the Allocable Net Proceeds of such Disposition Event as of the Determination Date, with such dividend to be paid in accordance with the applicable provisions of Section D(3)(b) of this Amended and Restated Certificate of Incorporation;

(B) if such Disposition Event involves all or substantially all of the Underlying assets composing the Pax Real Estate Portfolio, redeem all outstanding Pax Coins for cash, securities (other than Pax Coins) or other assets, or any combination thereof, with an aggregate Fair Value equal to the Allocable Net Proceeds of such Disposition Event, such aggregate amount to be allocated among all Pax Coins outstanding as of the Determination Date on an equal per share basis, subject to the provisions of Section D(3)(b) of this Amended and Restated Certificate of Incorporation; or

(C) combine all or any portions of clauses (A) or (B) above on a pro rata basis among all holders of Pax Coins.

TRANSFER RESTRICTIONS:	No holder of a Pax Coin share shall, directly or indirectly, sell, give, assign, hypothecate, pledge, encumber, grant a security interest in or otherwise dispose of such shares, in whole or in part, except under circumstances that would constitute compliance with the restrictions imposed by Rule 144 under the Securities Act of 1933, as amended, on the transfer of securities of issuers that are not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934, as amended. The corporation may require in its sole discretion that such circumstances be demonstrated to the corporation prior to such disposition, by means of a certification as to the facts of the proposed disposition and any other document or documents, including without limitation an opinion of counsel, as the corporation may also require in its sole discretion, each such document being in form and substance satisfactory to the corporation in its sole discretion.

The Pax Coin series of Preferred Stock shall have such other powers, terms, conditions, designations, preferences and privileges; relative, participating, optional and other special rights; and qualifications, limitations and restrictions thereof as set forth in Section D above.

ARTICLE V

For the management of the business and for the conduct of the affairs of the corporation, and in further definition, limitation and regulation of the powers of the corporation, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

A.   Management of Business. The management of the business and the conduct of the affairs of the corporation shall be vested in its board of directors. The number of directors which shall constitute the board of directors shall be fixed exclusively by resolutions adopted by a majority of the authorized number of directors constituting the board of directors. Except as otherwise expressly delegated by resolution of the board of directors as provided in the bylaws, the board of directors shall have the exclusive power and authority to appoint and remove officers of the corporation.

B.   Board of Directors. The number of directors which constitutes the whole board of directors shall be designated in the bylaws of the corporation. Each director shall serve until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. No decrease in the number of directors constituting the board of directors shall shorten the term of any incumbent director.

C.   Removal of Directors.

1. Neither the board of directors nor any individual director may be removed without cause.

2. Subject to any limitation imposed by applicable law, any individual director or directors may be removed with cause by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all then-outstanding shares of capital stock of the corporation entitled to vote generally at an election of directors.

D.   Vacancies. Subject to any limitations imposed by applicable law and subject to the rights of the holders of any series of Preferred Stock, any vacancies on the board of directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors, shall, unless the board of directors determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders and except as otherwise provided by applicable law, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the board of directors, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified.

E.   Stockholders meetings; books and records. Meetings of stockholders may be held within or without the State of Delaware, as the corporation’s bylaws may provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside of the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the bylaws of the corporation.

F.   Bylaw Amendments.

1.  The board of directors is expressly empowered to adopt, amend or repeal the bylaws of the corporation. Any adoption, amendment or repeal of the bylaws of the corporation by the board of directors shall require the approval of a majority of the authorized number of directors. The stockholders shall also have power to adopt, amend or repeal the bylaws of the corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the corporation required by law or by this Amended and Restated Certificate of Incorporation, such action by stockholders shall require the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then-outstanding shares of the capital stock of the corporation entitled to vote generally in the election of directors, voting together as a single class.

2.  The directors of the corporation need not be elected by written ballot unless the bylaws so provide.

3.  Any action required or permitted to be taken by the stockholders of the corporation may be effected by an action by written consent in lieu of a meeting through the written consent of the holders of outstanding Common Stock having not less than the minimum voting power that would be necessary to authorize or take such action at a meeting at which all shares of Common Stock entitled to vote thereon were present and voted.

4. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the corporation shall be given in the manner provided in the bylaws of the corporation.

ARTICLE VI

A. The liability of the directors for monetary damages shall be eliminated to the fullest extent under applicable law.

B. To the fullest extent permitted by applicable law, the corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the corporation (and any other persons to which applicable law permits the corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise in excess of the indemnification and advancement otherwise permitted by such applicable law. If applicable law is amended after approval by the stockholders of this Article VI to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director to the corporation shall be eliminated or limited to the fullest extent permitted by applicable law as so amended.

C. Any repeal or modification of this Article VI shall only be prospective and shall not affect the rights or protections or increase the liability of any director under this Article VI in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

ARTICLE VII

Unless the corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (A) any derivative action or proceeding brought on behalf of the corporation; (B) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the corporation to the corporation or the corporation’s stockholders; (C) any action asserting a claim against the corporation or any director or officer or other employee of the corporation arising pursuant to any provision of the DGCL, this Amended and Restated Certificate of Incorporation or the bylaws of the corporation; or (D) any action asserting a claim against the corporation or any director or officer or other employee of the corporation governed by the internal affairs doctrine.

Unless the corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended.

Any person or entity purchasing or otherwise acquiring any interest in the capital stock of the corporation, including Pax Coins, shall be deemed to have notice of and to have consented to the provisions of this Article VII.

ARTICLE VIII

A. The corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, except as provided in paragraph B. of this Article VIII, and all rights conferred upon the stockholders herein are granted subject to this reservation.

B.  Notwithstanding any other provisions of this Amended and Restated Certificate of Incorporation or any provision of applicable law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the capital stock of the corporation required by law or by this Amended and Restated Certificate of Incorporation or any certificate of designation filed with respect to a series of Preferred Stock, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then outstanding shares of capital stock of the corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or repeal Articles V, VI, VII and VIII.

ARTICLE IX

The corporation shall not be governed by Section 203 of the DGCL (or any successor provision thereto) (“Section 203”), and the restrictions contained in Section 203 shall not apply to the corporation. Furthermore, the doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to the corporation or any of its officers or directors or in circumstances where the application of any such doctrine would conflict with any fiduciary duties or contractual obligations they may have currently or in the future.

* * * *

In Witness Whereof, The Praetorian Group, Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by its Chief Executive Officer and Chairman this 21st day of June, 2018.

THE PRAETORIAN GROUP, INC.

By:	/s/ Gerard Marrone
Gerard Marrone
Chief Executive Officer and Chairman